EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Ventas Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Ventas, Inc. of our report dated February 5, 2004, with respect to the consolidated balance sheets of ElderTrust as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedule of real estate and accumulated depreciation which report appears in the Form 8-K of Ventas, Inc. dated April 20, 2004, and our report dated April 28, 2004, with respect to the consolidated balance sheets of ElderTrust Operating Limited Partnership and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule of real estate and accumulated depreciation which report appears in the Form 10-Q of ElderTrust Operating Limited Partnership dated May 10, 2004, and to the reference to our firm under the heading “Experts” in the registration statement.

Our reports refer to the adoption by ElderTrust and ElderTrust Operating Limited Partnership of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in 2002 and Statement of Financial Accounting Standards No. 145, Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections in 2003.

/s/ KPMG LLP

McLean, Virginia

October 14, 2004